Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$813,000	$31.95

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $31.95 is offset against the registration fee due for this offering and of which $1,479,696.85 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 598, dated January 7, 2008
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

Principal Protected Note with Enhanced Participation linked to an Latin American Currency Basket

Because these Notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006  for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN Prospectus Supplement or the base prospectus, unless the context requires otherwise.

Investing in the Notes involves risks. See Key Risks beginning on page 4 of this pricing supplement and on page S-4 of the MTN Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms.  Any representation to the contrary is a criminal offense.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

Summary Description

These 100% Principal Protection Notes Linked to a Latin American Currency Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns if the performance of a basket of currencies (the “Basket”) relative to the U.S. dollar (USD) is positive.  The Basket includes the Brazilian Real (BRL), the Argentine Peso (ARS), the Mexican Peso (MXN) and the Chilean Peso (CLP). Principal protection only applies at maturity.

•	Potential enhanced returns linked to the appreciation of the Basket relative to the USD

•	100% principal protection at maturity

•	Exposure to the currencies of Brazil, Argentina, Mexico and Chile relative to the U.S. dollar

•	A Participation Rate of 335%

Key Dates

Trade Date	January 7, 2008	Valuation Date[1]	January 5, 2010
Settlement Date	January 11, 2008	Maturity Date	January 11, 2010

1.     Upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

See “Final Terms” on page 2 and “Additional Specific Terms of the Notes” on page 3.  The Notes offered will have the terms specified in the base prospectus, the MTN Prospectus Supplement and this pricing supplement.   See “Key Risks” on page 4 and “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement for risks related to an investment in the Notes.

	Price to Public(1)	Commission(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$ 813,000.00	$ 4,065.00	$ 808,935.00

(1)           The price to the public includes Lehman Brothers Holdings Inc’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates’ expected cost of providing such hedge as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)           Lehman Brothers Inc. will receive commissions equal to $5.00 per $1,000 principal amount, or 0.50%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers.  Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

Final Terms
Issuer:	Lehman Brothers Holdings Inc. (A1, A+)[1]		Final Spot Rate[2]:	For each Basket Currency, the
Issue Size:	$813,000			Reference Exchange Rate for
Issue Price:	100%			that Basket Currency on the
Term:	2 Years			Valuation Date, determined
Basket :	The Brazilian Real (BRL), the Argentine			by the Calculation Agent in
	Peso (ARS), the Mexican Peso (MXN)			accordance with the Spot
	and the Chilean Peso (CLP)			Rate Source[2] (subject to the
	(each a “Basket Currency” and			occurrence of a Disruption
	collectively the “Basket Currencies”) [2].			Event).
Basket Currency Weighting:	For each Basket Currency as set forth below:		Initial Spot Rate:	For each Basket Currency, the
	BRL	25%		Reference Exchange Rate for
	ARS	25%		that Basket Currency
	MXN	25%		determined by the
	CLP	25%		Calculation Agent on the
				Trade Date as set forth below:
Participation Rate:	A Participation Rate of 335%.			BRL	1.7647
				ARS	3.1375
				MXN	10.9265
				CLP	496.60
Principal Protection:	100% if held to maturity
Payment at Maturity:	At maturity, you will receive a cash payment, for each Note, of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	An amount per Note equal to the greater of (a) zero and (b) $1,000 x Basket Return x Participation Rate
Basket Return:	A percentage equal to:
	Basket Ending Level – Basket Starting Level
	Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Trade Date
Basket Ending Level:	The Basket closing level on the Valuation Date, equal to 100 x (1 plus the sum of the Weighted Currency Returns)
Weighted Currency Return:	For each Basket Currency:
	Currency Return x Basket Currency Weighting
Currency Return:	For each Basket Currency:
	Initial Spot Rate – Final Spot Rate
	Final Spot Rate

1 Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s and A1 by Moody’s.  A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

2 As used herein, the term “Final Spot Rate” has the meaning assigned to the term “Settlement Rate” in the MTN Prospectus Supplement and the term “Spot Rate Source” has the meaning assigned to the term “Settlement Rate Option” in the MTN Prospectus Supplement, and the term “Basket Currency” has the meaning assigned to the term “reference currency” in the MTN Prospectus Supplement.

Additional Specific Terms of the Notes

Valuation Date

January 5, 2010; provided that, upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

Reference Exchange Rates	The spot exchange rates for each of the Basket Currencies quoted against the U.S. dollar, expressed as the number of units of the Basket Currency per one USD

Spot Rate Source and Valuation Business Day:	The Spot Rate Source and Valuation Business Day for each Basket Currency is as set forth below:
	Basket Currency	Screen Reference	Valuation Business Day
	BRL	BRFR	Brazilia, Rio de Janiero or São Paulo; and New York
	ARS**	ARS=	Buenos Aires and New York
	MXN	USDMXNFIX	Mexico City and New York
	CLP	CLOPB	Santiago and New York

For further information concerning the Spot Rate Source and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN Prospectus Supplement

** The Settlement Rate Option for ARS is the Argentine Peso/U.S. dollar official fixing rate, expressed as the amount of Argentine Pesos per one U.S. dollar for settlement on the same day (or, if that day is not a business day in Buenos Aires and New York, for settlement on the first succeeding day that is a business day in both Buenos Aires and New York) which appears on the Reuters Screen ARS= page at the close of business in Buenos Aires on that Valuation Date.

Disruption Events	If a Disruption Event relating to one or more Basket Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

	•	for each Basket Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the scheduled Valuation Date, and

•

for each Basket Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the immediately succeeding scheduled Valuation Business Day for such Basket Currency on which no Disruption Event occurs or is continuing with respect to such Basket Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Basket Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Basket Currency; and (b) the Calculation Agent will determine the Final Spot Rate for the affected Basket Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN Prospectus Supplement).

A “Disruption Event” means any of the following events with respect to a Basket Currency, as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Basket Currency Jurisdiction for that Basket Currency to accounts outside that Basket Currency Jurisdiction; or (y) for MXN only, the conversion of the Reference Currency into USD through customary legal channels;

	(B)	the occurrence of any event causing the Reference Exchange Rate for the Basket Currency to be split into dual or multiple currency exchange rates; or

(C)

the Final Spot Rate being unavailable for the Basket Currency, or the occurrence of an event (i) in the Basket Currency Jurisdiction for that Basket Currency that materially disrupts the market for the Basket Currency or (ii) that generally makes it impossible to obtain the Final Spot Rate for the Basket Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Basket Currency

Business Day	New York

Business Day Convention	Following

Calculation Agent:	Lehman Brothers Inc.

Identifier	CUSIP: 5252M0BF3 ISIN: US5252M0BF38

Denominations	$1,000 and whole multiples of $1,000

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note for all tax purposes you agree to treat, the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN Prospectus Supplement.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term Notes.  You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•            No interest payments — The terms of the Notes differ from those of ordinary debt securities in that the Issuer will not pay interest on the Notes. The return on the Notes at maturity is entirely dependent on the aggregate performance of the Basket Currencies, and if the Basket Return is zero or less than zero, you will receive only the repayment of your principal, with no additional return.

•            Principal protection only if you hold the Notes to maturity — The trading value of the Notes will be affected by factors that interrelate in complex ways, including (but not limited to) the prevailing exchange rates of the Basket Currencies relative to the U.S. dollar from time to time (as discussed under “Foreign Exchange Rate Risk” below).  Although the Notes are principal-protected if held to maturity, selling this or any fixed income security prior to maturity may result in a dollar price less than 100% of the applicable principal amount of Notes sold.

•            Foreign exchange rate risk — An investment in the Notes may not be suitable for an investor unfamiliar with the exchange rates of the Basket Currencies relative to the U.S. dollar or the factors that affect movements in such exchange rates.  The exchange rates for the Basket Currencies relative to the U.S. dollar will be influenced by the complex and interrelated global and regional political, economic, financial and other factors that can affect the currency markets on which a Basket Currency is traded.  Changes in the exchange rates for the Basket Currencies result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and the countries in which the Basket Currencies are circulated as legal tender, particularly relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries.

Foreign exchange rates can either be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the Basket Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the Notes in the event that the exchange rates should become fixed (or in the case of certain currencies, become floating), or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting a Basket Currency, the U.S. dollar, or any other currency.

In addition, investments in or related to the  currencies of emerging markets such as Brazil, Argentina, Mexico and Chile are also subject to greater risks than investments in currencies of other markets.

•            Volatility of currency markets — The value of the Basket Currencies relative to the U.S. dollar have in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that Lehman Brothers Holdings Inc. cannot control.

•            Changes in the value of the Basket Currencies may offset each other — The Basket Return will be based on the appreciation or depreciation of the aggregate Basket Currencies as a whole.  Movements in the exchange rates of the Basket Currencies may not correlate with each other, and an increase in the values of some but not all of the Basket Currencies relative to the U.S. dollar may be substantially or entirely offset by decreases in the values of the other Basket Currencies relative to the U.S. dollar.  As a result, a positive Basket Return, and a resulting Additional Amount greater than zero, cannot be assured by appreciation in only some of the Basket Currencies. Any gain in one position may be offset by a loss in another position.

•            Exchange rates for the Basket Currencies prior to the Valuation Date will not factor into the calculation of the Basket Return — Because the Additional Amount will be based on the Basket Return, which in turn is calculated based on the Final Spot Rate for each basket Currency on the Valuation Date, a single day near the end of the term of the Notes, the exchange rates for the Basket Currencies at other times during the term of the Notes or at the Maturity Date may have appreciated more (or depreciated less) than the Final Spot Rates for the Basket Currencies on the Valuation Date.

•            Even though currency trades around-the-clock, the Notes may not — The interbank market in foreign currencies is a global, around-the-clock market. The hours of trading for the Notes may not conform to the hours during which the Basket Currencies and the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes.

•            The market for the Notes may be illiquid — he Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes.   Lehman Brothers Inc. and other affiliates of Lehman Brothers Inc. may make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making at any time without notice.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and if at any time Lehman Brothers Inc. were to cease acting as market makers, it is likely that there would be no secondary market for the Notes.

•            Potential conflicts of interest — Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

•            Commissions and Hedging Costs — The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell Notes in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

•            Suspension or disruption of market trading in the Basket Currencies — Certain events, including events involving the suspension or disruption of market trading in the Basket Currencies, constitute Disruption Events under the terms of the Notes.  To the extent any of these events occurs with respect to a Basket Currency and remains in effect on the Valuation Date, the Valuation Date for the affected Basket Currency may be postponed until the Disruption Event ceases to be in effect or, if the Disruption Event remains in effect for three scheduled Valuation Business Days, the exchange rate for the affected Basket Currency will be determined by the Calculation Agent in good faith based on quotations from dealers in the market for the relevant Basket Currency or, in certain circumstances, in the Calculation Agent’s discretion.  In the event that the Valuation Date for one or more Basket Currencies is postponed, the Basket Return may be lower, and could result in the Additional Amount being lower, than what you may have anticipated based on the last available exchange rate for any affected Basket Currency as of the scheduled Valuation Date.  For further information, see “Disruption Events” above.

•            You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies — In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc.  or their respective affiliates may from time to time express views on expected movements in the exchange rates of the Basket Currencies or other currencies. These views are sometimes communicated to clients who participate in the markets for the Basket Currencies and other currencies. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should investigate the Basket Currencies and the markets in which they trade and not rely on views which may be expressed by Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their respective affiliates in the ordinary course of their businesses with respect to future Basket Currency or other currency price movements.

•            Historical information about the exchange rates for the Basket Currencies may not be indicative of future values — Historical information on the exchange rates of the Basket Currencies relative to the U.S. dollar, and hypothetical historical information concerning the composite Basket performance, furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the exchange rates for the Basket Currencies relative to the U.S. dollar, the future performance of the Basket, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

•            Certain activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and their respective affiliates may adversely affect the value of the Notes — Lehman Brothers Holdings Inc. or one or more of its affiliates may hedge its obligations under the Notes by purchasing or selling the Basket Currencies, options or futures on the Basket Currencies or other instruments linked to the Basket Currencies, and may adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and by unwinding the hedge by selling any of the foregoing. Lehman Brothers Holdings Inc. or one or more of its affiliates also may enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the same Basket Currencies.  Lehman Brothers Inc. and their respective affiliates may engage in trading in the Basket Currencies, or instruments whose returns are linked to the Basket Currencies, either for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities may adversely affect the market values or levels of the Basket Currencies and therefore the market value of the Notes. It is possible that Lehman Brothers Holdings Inc., Lehman Brothers Inc., or their respective affiliates could receive positive returns with respect to these activities while the value of the Notes may decline.

Lehman Brothers Holdings Inc. or its affiliates also have issued and in the future may issue, and Lehman Brothers Inc. and their respective affiliates also have underwritten on behalf of other issuers and in the future may underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Basket Currencies or other currencies. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc., Lehman Brothers Inc. and their respective affiliates could adversely affect the value of the Notes and the amount payable on the Notes.

•            The trading value of the Notes may reflect a time premium or discount — As a result of a ‘‘time premium or discount,’’ the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the values of the Basket Currencies relative to the U.S. dollar.  A ‘‘time premium or discount’’ results from expectations regarding the value of one or more Basket Currencies relative to the U.S. dollar during the period prior to the Maturity Date.  However, as the time remaining to the Maturity Date decreases, this time premium or discount may diminish, thereby decreasing or increasing the market value of the Notes.

•            The Notes are not foreign currencies, and holders of the Notes will have no rights to receive the Basket Currencies — The Notes are linked to the composite value of the Basket Currencies relative to the U.S. dollar, but are not themselves the Basket Currencies.  The Payment at Maturity on the Notes will be made in U.S. dollars, and investing in the Notes will not entitle holders of the Notes to receive the Basket Currencies.

Hypothetical Historical Basket Ending Level

The following graph shows the hypothetical Basket Ending Level at the end of each week in the period from the week ending January 2, 2005 through the week ending January 6, 2008, using a Basket Ending Level indexed to 100 on the Trade Date, based upon the Initial Spot Rates determined on that day.  The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level was indexed to 100 on the Trade Date.

The following graph uses historical weekly data for the Basket Currencies obtained from Reuters; none of Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The hypothetical historical Basket Ending Level is not necessarily indicative of the future performance of the Basket, the actual Basket Ending Level, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Hypothetical Historical Basket Ending Level

Historical Exchange Rates

The following graphs show the spot exchange rates for each Basket Currency at the end of each week in the period from the week ending January 2, 2005 through the week ending January 6, 2008. The spot exchange rates are expressed as the amount of U.S. dollars per Basket Currency to show the appreciation or depreciation, as the case may be, of the Basket Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Basket Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.

The historical exchange rates presented in the graphs below were prepared using historical data obtained from Reuters; none of Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The historical data on each Basket Currency is not necessarily indicative of the future performance of the Basket Currencies, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Scenario Analysis and Examples at Maturity

The following examples for the Notes show scenarios for the Payment at Maturity of the Notes, based on the Participation Rate of 335% and assuming hypothetical Basket Returns from –100% to +100%.

If the Basket Ending Level, which is linked to the performance of the Basket Currencies versus the U.S. dollar, is greater than 100 on the Valuation Date (i.e., if the Basket Currencies appreciate in the aggregate relative to the U.S. dollar), the Basket Return will be greater than zero,  and the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the principal amount of the Notes multiplied by the Participation Rate and the appreciation of the Basket (that is, the amount by which the Basket Return is greater than zero). If the Basket Ending Level is less than or equal to 100 on the Valuation Date, the Basket Return will be below or equal to zero, and the investor will receive at maturity only the principal amount of the Notes, with no additional return.  The Notes do not bear interest and are 100% principal protected if held to maturity.

Example A — The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is 10%, the Additional Amount is equal to $335, a return of 33.5% per $1,000 Note, and the payment at maturity is equal to $1,335 per $1,000 Note, calculated as follows:

$1,000 + ($1,000 x 10% x 335%) = $1,335

Example B — The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10% calculated as follows:

(90 – 100)/100 = –10%

Because the Basket Return is –10%, the Additional Amount is equal to $0, a return of 0% per $1,000 Note, and the payment at maturity is equal to $1,000 per $1,000 Note.

Additional Payment at Maturity Examples

The following additional payment examples for the Notes shows scenarios for the Payment at Maturity of the Notes, illustrating Basket Ending Levels above and below 100 (and resulting positive and negative Basket Returns), reflecting either correlated or offsetting appreciation and depreciation in the different Basket Currencies.  The following examples are, like the above, based on the Participation Rate of 335% and the Initial Spot Rates for the Basket Currencies (each of which were determined on the Trade Date), as well as hypothetical values for the Final Spot Rates (which will be determined on the Valuation Date), and the resulting Basket Ending Levels and Basket Returns.  The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Basket Currency/USD exchange rates and should not be taken as indicative of the future performance of any Basket Currency/USD exchange rate.

Example A: BRL, ARS, MXN and CLP each appreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 108.52 and a Basket Return of 8.52%, and therefore a Payment at Maturity of $1,285.42 per $1,000 Note.

Because the Basket Return is 8.52%, which is greater than zero, the Additional Amount is equal to $285.42, and the Payment at Maturity is equal to $1,285.42, per $1,000 Note (a return of 28.542% per $1,000 Note), calculated as follows:

$1,000 + ($1,000 x 8.52% x 335%) = $1,285.42

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.7647	1.6588	0.0638	25%	0.0160
ARS	3.1375	2.8551	0.0989	25%	0.0247
MXN	10.9265	9.6153	0.1364	25%	0.0341
CLP	496.60	476.73	0.0417	25%	0.0104
	Sum of Weighted Currency Returns =				0.0852
Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					108.52

Example B: BRL, ARS, MXN and CLP each depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 95.48 and a Basket Return of –4.52%, and therefore a Payment at Maturity of $1,000 per $1,000 Note.

Because the Basket Return is –4.52%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $1,000, per $1,000 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.7647	1.8353	– 0.0385	25%	–0.0096
ARS	3.1375	3.2316	–0.0291	25%	–0.0073
MXN	10.9265	11.4728	–0.0476	25%	–0.0119
CLP	496.60	531.36	–0.0654	25%	–0.0164
	Sum of Weighted Currency Returns =				–0.0452
Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					95.48

Example C:  BRL and ARS appreciate relative to their Initial Spot Rates while MXN and CLP depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 101.79 and a Basket Return of 1.79%, and therefore a Payment at Maturity of $1,059.97 per $1,000 Note.

Because the Basket Return is 1.79%, which is greater than zero, the Additional Amount is equal to $59.97, and the Payment at Maturity is equal to $1,059.97, per $1,000 Note (a return of 6.008.% per $1,000 Note), calculated as follows:

$1,000 + ($1,000 x 1.79% x 335%) = $1,059.97.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.7647	1.5882	0.1111	25%	0.0278
ARS	3.1375	2.9492	0.0638	25%	0.0160
MXN	10.9265	11.8006	–0.0741	25%	–0.0185
CLP	496.60	511.49	–0.0291	25%	–0.0073
	Sum of Weighted Currency Returns =				0.0179
Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					101.79

Example D:  MXN and CLP appreciate relative to their Initial Spot Rates while BRL and ARS depreciate relative to their Initial Spot Rates, resulting in a Basket Ending Level of 99.04 and a Basket Return of -0.96%, and therefore a Payment at Maturity of $1,000 per $1,000 Note.

Because the Basket Return is -0.96%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $1,000, per $1,000 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.7647	2.0118	–0.1228	25%	–0.0307
ARS	3.13750	3.5768	–0.1228	25%	–0.0307
MXN	10.9265	10.5987	0.0309	25%	0.0077
CLP	496.60	422.11	0.1765	25%	0.0441
	Sum of Weighted Currency Returns =				–0.0096
Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					99.04

Supplemental Plan of Distribution

We will agree to sell to Lehman Brothers Inc., the “Agent”, and the Agent will agree to purchase, all of the Notes at the price indicated on the cover hereof.

After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

We expect to deliver the Notes against payment on or about January 11, 2008 which will be the fourth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fourth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.